ARTICLES OF INCORPORATION

OF

RADNET MANAGEMENT I, INC.

1.
PURPOSE: the purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

2.	NAME: The name of this corporation is Radnet Management I, Inc.
3.	INITIAL AGENT: The name and address in the State of California of this corporation's initial agent for service of process is:

Howard G. Berger, M.D.
1516 Cotner Avenue
Los Angeles, CA 90025

4.	AUTHORIZED CAPITAL: This corporation is authorized to issue only one class of shares, which may be designated “common” shares. The total number of such shares which may be issued is 1,000,000 shares.

5.	DIRECTOR LIABILITY: The liability of the directors of the corporation for monetary damages Shall be eliminated to the fullest extent permissible under California law.

6.
INDEMNIFICATION: The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agent, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

DATED:    December 23, 1999

/s/ Norman Hames
Norman Hames, Incorporator